THE BEARD COMPANY	News Release
Enterprise Plaza, Suite 320
5600 North May Avenue	Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333 OTCBB: BRCO

THE BEARD COMPANY

ANNOUNCES 2006 RESULTS

FOR IMMEDIATE RELEASE: Tuesday, April 17, 2007

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced its financial results for 2006. The Company reported a net loss of $1,554,000, or $0.27 per share, on revenues of $2,085,000 in 2006, compared with a net loss of $2,160,000, or $0.37 per share, on revenues of $1,379,000 in 2005.

Herb Mee, Jr., President, stated: “We recorded net earnings of $119,000, or $0.03 per share, on revenues of $523,000 in the fourth quarter of 2006, versus a loss of $836,000, or $0.14 per share, on revenues of $465,000 in the comparable quarter of 2005. The current quarter benefited from a $287,000 gain on sale of assets whereas the 2005 quarter reflected no gain on such sales. The 2006 fourth quarter also included a $383,000 gain on the disposition of our controlling interest in the Pinnacle coal project in West Virginia. The balance of the improvement was primarily attributable to improved operating margins in the 2006 quarter, which reflected an operating loss of $301,000 versus an operating loss of $608,000 in the 2005 quarter. The Coal Segment recorded reduced expenses of $173,000 in the current quarter, which led to a $170,000 improvement. The CO2 Segment reflected an $83,000 improvement in operating profit during the 2006 quarter, with revenues increasing $55,000 and expenses decreasing $28,000. The operating loss at the corporate level decreased $53,000, primarily due to a decrease in amortization of intangibles.”

“The improved results in the fourth quarter of 2006 are not indicative of the results we anticipate during the next quarter or two,” Mee continued. “Cost over-runs at the Pinnacle Project and delays and problems encountered during the ramp-up of the project have led to disappointing results. The China fertilizer plant has also been disappointing as it has failed to achieve its targeted marketing plans to date. We need to obtain better results from both plants, and are currently exploring alternatives that will hopefully achieve improved results.”A

Our common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Our operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, operation of a fertilizer plant in China, oil and gas production, and our e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

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Fax Number (405) 842-9901	Email: hmee@beardco.com

THE BEARD COMPANY
Results of Operations

	For the Three Months Ended December 31,		For the Year Ended December 31,
	(Unaudited)		(Audited)
	2006	2005	2006	2005

Revenues	$ 523,000	$ 465,000	$2,085,000	$1,379,000
Expenses	824,000	1,073,000	3,367,000	3,096,000

Operating loss	(301,000)	(608,000)	(1,282,000)	(1,717,000)
Other income (expense)	425,000	(225,000)	(257,000)	(550,000)

Earnings (loss) before income taxes	124,000	(833,000)	(1,539,000)	(2,267,000)
Income tax benefit (expense)	-	(1,000)	17,000	(35,000)

Earnings (loss) from continuing operations	124,000	(834,000)	(1,522,000)	(2,302,000)

Earnings (loss) from discontinued operations	(5,000)	(2,000)	(32,000)	142,000

Net earnings (loss)	$ 119,000	($836,000)	($1,554,000)	($2,160,000)

Net earnings (loss) per average common share outstanding:
BasicB:
Earnings (loss) from continuing operations	$0.03	$(0.14)	$(0.27)	$(0.39)
Earnings from discontinued operations	$ -	$ -	$ -	$ 0.02
Net earnings (loss)	$0.03	$(0.14)	$(0.27)	$(0.37)

DilutedB:
Earnings (loss) from continuing operations	$0.03	$(0.14)	$(0.27)	$(0.39)
Earnings from discontinued operations	$ -	$ -	$ -	$ 0.02
Net earnings (loss)	$0.03	$(0.14)	$(0.27)	$(0.37)

Weighted average common shares outstanding:
Basic	5,709,000	5,757,000	5,655,000	5,888,000

Diluted	5,709,000	5,757,000	5,655,000	5,888,000
_________

AStatements regarding future profitability and operations, including the timing of those activities, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in our filings with the Securities and Exchange Commission. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or otherwise.

BBasic earnings (loss) per share are computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per common share reflect the potential dilution that could occur if our outstanding stock options and warrants were exercised (calculated using the treasury stock method) and if our preferred stock and convertible notes were converted to common stock.

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FOR FURTHER INFORMATION CONTACT:

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Herb Mee, Jr., President THE BEARD COMPANY e-mail: hmee@beardco.com

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